                                                                EXHIBIT 12.2

                          THE B.F.GOODRICH COMPANY
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                      (In millions, except for ratios)


                                                        THREE MONTHS                    YEAR ENDED DECEMBER 31,
                                                           ENDED          ----------------------------------------------------
                                                       MARCH 31, 1995     1994        1993       1992        1991         1990
                                                       --------------     ----        ----       ----        ----         ----
COMPUTATION OF EARNINGS:
 Income from continuing operations before
  income taxes and cumulative effect of
  change in accounting method                              $28.6         $108.6      $15.3      $14.4       $44.1       $104.2

 Add (Deduct):
  Interest expense, net of capitalized interest             15.0           58.0       48.9       48.2        42.3         23.5
  Amortization of interest previously capitalized            0.3            0.8        0.5        0.5         0.3          0.3
  Portion of rent expense representative of
   an interest factor                                        1.9            8.3        7.6        8.0         7.6          6.8
  Equity of (earnings) losses of affiliates
   accounted for on the equity method                        0.3            0.8        0.9        0.9         0.7          0.1
                                                           -----         ------      -----      -----       -----       ------
EARNINGS AS ADJUSTED                                       $46.1         $176.5      $73.2      $72.0       $95.0       $134.9
                                                           =====         ======      =====      =====       =====       ======

COMPUTATION OF FIXED CHARGES
 AND PREFERRED DIVIDENDS:
  Preferred dividend requirements                          $ 1.9         $  8.0      $ 8.2      $ 8.3       $ 8.3       $  8.5
  Greater of effective federal income tax rate of
   statutory income tax rate*                               38.5%          39.5%      35.0%      34.0%       51.0%        34.0%
  Preferred dividend requirements on a pretax basis          3.1           13.2       12.6       12.6        16.9         12.9
  Interest expense, net of capitalized interest             15.0           58.0       48.9       48.2        42.3         23.5
  Portion of rent expense representative of
   an interest factor                                        1.9            8.3        7.6        8.0         7.6          6.8
  Capitalized interest                                       0.3            0.6        5.0        3.8         2.1          1.6
                                                           -----         ------      -----      -----       -----       ------
FIXED CHARGES AND PREFERRED DIVIDEND                       $20.3         $ 80.1      $74.1      $72.6       $68.9       $ 44.8
                                                           =====         ======      =====      =====       =====       ======
RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS                                    2.27           2.20                              1.38         3.01
                                                           =====         ======                             =====       ======
DEFICIENCY                                                                           $(0.9)     $(0.6)
                                                                                     =====      =====

* The Company's effective tax rate was lower than the statutory rate in 1990, 1992 and 1993. Therefore, for purposes of this computation, the statutory tax rate was used in 1990, 1992 and 1993.


                           THE B.F.GOODRICH COMPANY
                   COMPUTATION OF PRO FORMA RATIO OF EARNINGS
                    TO FIXED CHARGES AND PREFERRED DIVIDENDS
                        (In millions, except for ratios)


The following computations for the three months ended March 31, 1995 and the year ended December 31, 1994 reflect, on a pro forma basis, earnings available for fixed charges and preferred dividends, fixed charges and preferred dividends, and the resultant ratio.


                                                        THREE MONTHS                      YEAR ENDED
                                                            ENDED                        DECEMBER 31,
                                                        MARCH 31, 1995                      1994
                                                        --------------                   ------------

EARNINGS AS ADJUSTED                                        $46.1                           $176.5
                                                          ----------                       ----------

FIXED CHARGES AND PREFERRED DIVIDEND                        $20.3                           $ 80.1
  Pro forma adjustments
    Dividend requirement of the quarterly income
      preferred securities offered hereby                     2.3                              9.4
    Dividend reduction attributable to the
      retirement of the Series D preferred stock             (3.1)                           (13.2)
                                                          ----------                       ----------
PRO FORMA FIXED CHARGES AND
  PREFERRED DIVIDENDS                                       $19.5                           $ 76.3
                                                          ----------                       ----------
PRO FORMA RATIO OF EARNINGS TO FIXED
  CHARGES AND PREFERRED DIVIDENDS                             2.36                             2.31
                                                          ==========                       ==========